UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2007

American Media Operations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11112	59-2094424
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 American Media Way Boca Raton, Florida	33464
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 997-7733

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a).	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 20, 2007, based upon the recommendations of its management, the audit committee of the board of directors of American Media Operations, Inc. (the “Company”) concluded that the Company’s previously issued financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2006 (including the accompanying report of the Company’s independent public accounting firm) and its Quarterly Reports on Form 10-Q for each of the quarters ended June 30, 2006, September 30, 2006 and December 31, 2006 should no longer be relied upon, because the Company omitted footnote disclosure containing condensed consolidating financial information required by Rule 3-10(f) of Regulation S-X.

As a result of this conclusion, the Company will add this footnote disclosure in its Annual Report on Form 10-K for the fiscal year ended March 31, 2007 (the “Fiscal 2007 10-K”) and its Quarterly Reports on Form 10-Q thereafter. Rule 3-10(f) of Regulation S-X applies because the Company issued $400 million aggregate principal amount of 10.25% senior subordinated notes due 2009 and $150 million aggregate principal amount of 8.875% senior subordinated notes due 2011 (collectively, the “Notes”) and more than one of its subsidiaries guaranteed the Notes. Rule 3-10(f) of Regulation S-X requires that the Company include, in a footnote to its financial statements, condensed consolidating financial information and the total consolidated amounts for the Company, its subsidiary guarantors on a combined basis and its other subsidiaries on a combined basis for all periods presented. The Company expects to file its Fiscal 2007 10-K no later than August 31, 2007.

The addition of this footnote will have no impact on the Company’s consolidated balance sheets, consolidated statements of income (loss), consolidated statements of stockholder’s equity (deficit) and comprehensive income (loss) or consolidated statements of cash flows in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2006 or its Quarterly Reports on Form 10-Q filed thereafter.

The Company’s management has discussed the addition of this footnote disclosure with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDIA OPERATIONS, INC.
(Registrant)

Date: August 24, 2007	By:	/s/ John F. Craven
	Name:	John F. Craven
	Title:	Executive Vice President and Chief Financial Officer

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